Exhibit 99.2

H. Thomas Moran II

LPHI Chapter 11 Trustee

8225 Central Park Drive

Waco, TX 76712

April 28, 2015

Dear LPI Position Holder:

I was appointed Trustee of Life Partners Holdings, Inc. (“LPHI”) on March 13, 2015. This letter is the first of many communications you will likely receive from me as I work to maximize the estate and reorganize the business of LPHI in the coming months.

By way of background, Life Partners Holdings, Inc. filed for Chapter 11 bankruptcy protection on January 20, 2015. After many days of hearings in the bankruptcy court in Ft. Worth, TX, the judge ruled in favor of the Securities and Exchange Commission’s motion to appoint a Trustee. One of the purposes of a Trustee, among the many, is to serve in a capacity that seeks to protect all of the “parties in interest” to a bankruptcy proceeding. In this case, there are well over 20,000 such parties, including you, the position holders in the life settlement policies that Life Partners Inc. (“LPI”) facilitated.

I have extensive experience in the management of other life settlement and viatical companies in the face of hardship. Having worked with thousands of fractional position holders like yourself, I understand how distressing this situation is for many of you due to not only the financial burden this may be for you, but also the uncertainty a legal action like a bankruptcy may cause. It is my goal to preserve your interests, reduce financial obligations and to provide you with information on an ongoing basis. However, please remember, this will not be a simple process and will take some time.

Undertakings

Since being appointed Trustee, I and a team of professionals have been at the LPHI / LPI offices in Waco, TX. The work being performed includes:

•	Securing data and documentation,

•	Reviewing and analyzing day-to-day business operations,

•	Reviewing and analyzing accounting practices, finances and budgeting,

•	Reviewing and analyzing active litigation,

•	Reviewing and analyzing possibilities for future litigation that may help to maximize the bankruptcy estate, and

•	Exploring potential financing opportunities.

Additionally, we have sought to reduce operating expenses as much as possible without endangering the performance of LPI’s responsibilities.

Communications

Keeping each of you informed and responding to questions as quickly as possible is very important to me. With over 22,000 position holders, one challenge I face with respect to communication is that it is simply not possible for me to take calls from each of you and perform the tasks required of me. For information regarding your account and / or the policies in which you hold positions, please continue to refer to your account information on the LPI website or to call LPI’s Customer Service department.

Website: www.lpi-policies.com (Call Customer Service for login and password if you don’t know it.)

Customer Service Phone Number: 800-368-5569

It is critical that we have on file email addresses for all LPI position holders. If we do not have an up-to-date email address for you, please call Customer Service at the above number or email us at CustSrv@LifePartnersInc.com. Alternatively, you may log in to www.lpi-policies.com and provide us with your email address through this website.

For more general information, especially regarding the bankruptcy, please refer to the FAQs (Frequently Asked Questions) posted on the website referenced below. If you have a question that is not included in a FAQ, please send an email or a letter with your question to me at the address below. The questions will be compiled and included in the next FAQ. Please direct all correspondence to:

Tom Moran	Email address: questions@lphitrustee.com
LPHI Trustee	www.lphitrustee.com
8225 Central Park Drive
Waco, TX 76712

The meeting of creditors has been scheduled for Friday, May 1, 2015 at 10:30 a.m. Fritz G. Lanham Federal Building in Ft. Worth, TX at 819 Taylor Street, Room 7A24. At this meeting you will be provided with more information regarding the LPHI bankruptcy proceeding and the work being performed as part of the Trusteeship.

Platform and Services Fee

Even though budget cuts have been made, Life Partners continues to require funds in order to provide the policy servicing functions that keep the policies in force. Therefore, after considering all reasonable alternatives, it is necessary to bill the next ministerial service fee for that purpose, and I am enclosing that fee statement with this letter. You can see from the enclosure that, unlike the prior billing, this statement covers the fees for a six-month period (September 2014 through February 2015) as opposed to a year. The annual base fees have been significantly reduced. The revised formula for calculating the fee is as follows:

Base fee: $75 annually for each position holder

Fee per position: $2 monthly ($24 annually)

Please remit your payment to LPI Financial Services. A return envelope is included for your convenience.

With Best Regards,

H. Thomas Moran II, Trustee